EX-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

April 29, 2014

Delaware Group Limited-Term Government Funds
2005 Market Street
Philadelphia, PA 19103

       Re: Expense Limitations

Ladies and Gentlemen:

       By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Delaware Limited-Term Diversified Income Fund (the “Fund”), which is a series of Delaware Group Limited-Term Government Funds, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class A and Class B shares, so that such shares’ Rule 12b-1 (distribution) fees will not exceed 0.15% of their respective average daily net assets. This expense limitation agreement shall be effective for the period April 30, 2014 through April 30, 2015 for the Fund’s Class A shares and for the period March 1, 2013 through April 30, 2015 for the Fund’s Class B shares.

       The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/J. Scott Coleman
Name: J. Scott Coleman
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Limited-Term Government Funds

By:	/s/Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President
	Date:	April 29, 2014